Exhibit 99.1

Media Contact:
Erin Durkalski
(847) 653-7535

Cole Taylor Bank to Establish
Mortgage Servicing Platform

CHICAGO, IL — June 4, 2013 — Taylor Capital Group, Inc. (NASDAQ: TAYC) announced that Cole Taylor Bank, through its Cole Taylor Mortgage division, will be establishing its own residential mortgage servicing platform which will be located in Wilmington, Ohio.  As part of this initiative, the Bank completed the purchase of mortgage servicing rights relating to approximately 4,600 loans as well as certain office space, furniture and equipment from Liberty Savings Bank, FSB of Wilmington.

In addition, Cole Taylor Mortgage has recruited and hired an experienced platform manager and expects to hire substantially all of the approximately 50 Liberty Savings Bank loan servicing employees during the third quarter of 2013.  Cole Taylor Mortgage currently services its own mortgage loans and mortgage loans held by various investors through a third party mortgage servicer, and expects to continue that relationship through at least early 2014. The mortgage loans related to the servicing rights purchased from Liberty are expected to continue to be serviced by Liberty’s employees until Cole Taylor Mortgage’s assimilation of those employees is complete.

In commenting on these plans, Mark A. Hoppe, President and Chief Executive Officer of the Bank, stated, “Since its inception, Cole Taylor Mortgage has proven to be a valuable source of revenue and income diversification for the Bank. The establishment of its own mortgage servicing platform will be an important step in the continued growth and expansion of Cole Taylor Mortgage. It will provide Cole Taylor Mortgage with the ability to directly manage the operations and related costs associated with mortgage servicing, and most importantly, customer care related to its growing residential mortgage servicing portfolio.”

Willie Newman, President of Cole Taylor Mortgage, added, “This initiative allows us to quickly build our mortgage loan servicing operation and is a key component of our strategy to become a full service mortgage banking operation with diverse revenue sources. An in-house mortgage servicing platform will also provide us with more flexibility and control of our customers’ experience.  We intend to continue growing our portfolio as well as expanding and enhancing the relationship with Cole Taylor Mortgage customers.  We are also excited about establishing an operations center in Wilmington, Ohio, and becoming a positive contributor to the Wilmington community.”

About Taylor Capital Group, Inc.  (NASDAQ: TAYC)

Taylor Capital Group, Inc. is the holding company of Cole Taylor Bank, a commercial bank headquartered in Chicago with assets of $5.8 billion as of March 31, 2013. The Bank specializes in serving the banking needs of closely held businesses and the people who own and manage them. With its national businesses, the Bank also provides asset based lending, commercial equipment leasing and residential mortgage lending through a growing network of offices throughout the United States. Cole Taylor is a member of the FDIC and is an Equal Housing Lender.

Forward-looking statements: Certain statements in this press release constitute forward-looking statements.  These forward-looking statements reflect our current expectation about certain prospects and opportunities, and anticipated or expected events. We have tried to identify these forward-looking statements by using words such as “may,”  “plan,” “should,” “will,” “expect,” “believe,” “intend,” “could” and “estimate” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our performance and actual events in 2013 and beyond to differ materially from expectations expressed in, or implied by, these forward-looking statements.